Exhibit 5.1

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ViaSat, Inc.
6155 El Camino Real
Carlsbad, CA 92009
Re:	Registration Statement on Form S-4; Exchange Offer for $275,000,000 Aggregate Principal Amount of 8.875% Senior Notes due 2016
Ladies and Gentlemen:
     We have acted as special counsel to ViaSat, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to $275,000,000 aggregate principal amount of 8.875% Senior Notes due 2016 (the “Exchange Notes”), and the guarantees of the Exchange Notes (the “Guarantees”) by each of the entities listed on Schedule I hereto (the “Delaware Guarantors”) and the entity listed on Schedule II hereto (the “Colorado Guarantor” and, together with the Delaware Guarantors, the “Guarantors”), under an Indenture dated as of October 22, 2009 (as supplemented and amended, the “Indenture”), including the Guarantees, among the Company, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”), and pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 2, 2010 (the “Registration Statement”). The Exchange Notes and Guarantees will be issued in exchange for the Company’s outstanding 8.875% Senior Notes due 2016 (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement and the letter of transmittal filed as an exhibit thereto. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and the Guarantees.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company, the Guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, the Limited Liability

April 2, 2010

Company Act of the State of Delaware and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of Colorado are addressed in the opinion of Snell & Wilmer LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
     1. The Exchange Notes have been duly authorized by all necessary corporate action of the Company and, when executed, issued, authenticated and delivered by or on behalf of the Company in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     2. The Guarantees of each of the Delaware Guarantors have been duly authorized by all necessary corporate or limited liability company action, as applicable, of each respective Delaware Guarantor, and when executed in accordance with the terms of the Indenture and upon due execution, issuance, authentication and delivery of the Exchange Notes by or on behalf of the Company in accordance with the terms of the Indenture against the due tender and delivery to the Trustee of Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, each of the Guarantees will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.
     Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Exchange Notes, collection of that portion of the stated principal amount thereof which might

April 2, 2010

be determined to constitute unearned interest thereon, (f) provisions purporting to make a guarantor primarily liable rather than as a surety and (g) the severability, if invalid, of provisions to the foregoing effect.
     We express no opinion with respect to: (i) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (ii) waivers of broadly or vaguely stated rights; (iii) covenants not to compete; (iv) provisions for exclusivity, election or cumulation of rights or remedies; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) grants of setoff rights; (vii) proxies, powers and trusts; and (viii) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property.
     With your consent, we have assumed: (a) that the Indenture, the Guarantees and the Exchange Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company and each of the Delaware Guarantors, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company and each of the Delaware Guarantors, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Latham & Watkins LLP

April 2, 2010

SCHEDULE I
ViaSat Credit Corp., a Delaware corporation
ViaSat Satellite Ventures, LLC, a Delaware limited liability company
VSV I Holdings, LLC, a Delaware limited liability company
VSV II Holdings, LLC, a Delaware limited liability company
ViaSat Satellite Ventures U.S. I, LLC, a Delaware limited liability company
ViaSat Satellite Ventures U.S. II, LLC, a Delaware limited liability company
WildBlue Holding, Inc., a Delaware corporation
WildBlue Communications, Inc., a Delaware corporation

April 2, 2010

SCHEDULE II
WB Holdings 1 LLC, a Colorado limited liability company